Exhibit 99.1
Pro Forma Unaudited Consolidated Financial Information
     The following unaudited pro forma consolidated financial statements have been prepared from the historical financial statements of Cardo Medical, Inc. (“Cardo”), as adjusted, to give effect to the sale of substantially all of the assets of the Spine Division, which we refer to as the Spine Asset Sale below, and the sale of the Reconstructive Division, which we refer to as the Reconstructive Asset Sale below. We collectively refer to these events as the “Transactions.” The Spine Asset Sale was consummated on April 4, 2011 pursuant to the Asset Purchase Agreement, dated as of April 4, 2011, entered into by Cardo, Cardo Medical, LLC (“Cardo LLC” and together with Cardo, the “Sellers”) and Altus pursuant to which the Sellers agreed to sell substantially all of the assets of the Spine Division to Altus in exchange for cash consideration of $3,000,000. The Reconstructive Asset Sale was consummated on June 10, 2011 pursuant to the Asset Purchase Agreement, dated as of January 24, 2011, entered into by the Sellers and Arthrex , as subsequently amended, pursuant to which the Sellers agreed to sell all of the assets of the Reconstructive Division to Arthrex in exchange for cash consideration of $9,960,000 plus the value of the Sellers’ inventory and property, plant and equipment relating to the Reconstructive Division calculated as of the closing date, the assumption by Arthrex of certain liabilities, and the payment of a royalty equal to 5% of net sales of the Sellers’ Reconstructive Division products to be paid in cash on a quarterly basis for a term up to and including the 20th anniversary of the closing date.
     The unaudited pro forma consolidated balance sheet as of March 31, 2011 reflects adjustments as if the Transactions had occurred on March 31, 2011. The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2011 reflect adjustments as if the Transactions had occurred on January 1, 2011.
     The unaudited pro forma consolidated financial statements do not purport to present the financial position or results of operations of Cardo had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma consolidated financial statements do not give effect to a liquidation of Cardo subsequent to the Reconstructive Asset Sale.
     These unaudited pro forma consolidated financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes for the quarter ended March 31, 2011 included in our Form 10-Q filed with the Securities and Exchange Commission on May 16, 2011.

		Pro Forma Adjustments
		Effect of	Effect of
	March 31,	Reconstructive	Spine	Pro Forma
	2011	Asset Sale	Asset Sale	Combined
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(in ’000s)		[A]	[B]
Assets
Current assets
Cash	$241	$13,377	$2,700	$16,318
Restricted cash		1,159	300	1,459
Accounts receivable, net	424			424
Prepaid expenses and other current assets	75			75

Total current assets	740	14,536	3,000	18,276

Assets held for sale	4,713	(4,009)	(704)	—
Deposits	31			31

Total assets	$5,484	$10,527	$2,296	$18,307

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,291	$	$	$1,291
Note payable	1,224			1,224

Total liabilities	2,515	—	—	2,515

Stockholders’ equity
Common stock	230			230
Additional paid-in capital	25,784			25,784
Note receivable from stockholder	(50)			(50)
Accumulated deficit	(22,995)	10,527	2,296	(10,172)

Total stockholders’ equity	2,969	10,527	2,296	15,792

Total liabilities and stockholders’ equity	$5,484	$10,527	$2,296	$18,307

[A]	The adjustment reflects the sale of the inventory and property and equipment of the Reconstructive Division. Per the Arthrex Asset Purchase Agreement, the total cash consideration includes $9,960,000 plus the book value of the inventory and property and equipment as of the purchase date. As of March 31, 2011, we estimate that the value of the Company’s inventory and property and equipment relating to the Company’s Reconstructive Division is $4,576,000 for an estimated total consideration of $14,536,000. Per the Asset Purchase Agreement, the Company will also receive a 5% royalty on future net sales made solely by Arthrex. No amounts relating to these royalties have been included above, as the Company is unable to reasonably estimate the future sales made by Arthrex. Of the total consideration, $1,159,260 will be deposited with an escrow agent for a period of twelve months from the closing date to be used for any adjustments to the value of our inventory and property and equipment relating to our Reconstructive Division and for post closing indemnification claims which may be asserted by Arthrex with respect to losses, damages, costs, expenses, suits, actions or obligations related to unassumed liabilities and payment of certain taxes. The amount placed in escrow has been reflected as restricted cash.

[B]	The adjustment reflects the sale of the inventory and property and equipment of the Spine Division. Per the Asset Purchase Agreement with Altus Partners, LLC, the total cash consideration amounts to $3,000,000. Of this amount, $300,000 is deposited with an escrow agent for a period of 90 days from the closing date (assuming there are no disputes) to be used for any adjustments to the closing value of the Company’s inventory and property and equipment. The amount placed in escrow has been reflected as restricted cash.

	Three Months
	Ended
	March 31,	Pro Forma	Pro Forma
	2011	Adjustment	Combined
	(unaudited)	(unaudited)	(unaudited)
		[A]
(in ’000s)
Net sales	$—	$—	$—
Cost of sales	—	—	—

Gross profit	—	—	—
Research and development expenses	—	—	—
Selling, general and administrative expenses	583	—	583

Loss from operations	(583)	—	(583)
Interest income (expense), net	27	—	27

Loss from continuing operations before income tax provision	(556)	—	(556)
Provision for income taxes	—	—	—

Loss from continuing operations	$(556)	—	$(556)

Basic and diluted (loss) income per share from continuing operations	$(0.00)	—	(0.00)

Weighted average shares outstanding:
Basic and diluted	230,293,141	230,293,141	230,293,141

[A]	There were no Pro Forma adjustments associated with continuing operations.